Exhibit 99.1

Transmeridian Exploration Announces Release of Escrowed Funds

Houston, Texas (PRIMENEWSWIRE) July 25, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that $33.0 million of gross proceeds placed into escrow in connection with the recently completed private placement of 550,000 shares of its 20% Junior Redeemable Convertible Preferred Stock have been released. On June 26, 2007, in connection with the second closing of the private placement, 330,000 shares of the junior preferred stock and the gross proceeds of $33.0 million in respect of the sale of such shares were placed in escrow pending the company’s satisfaction of the conditions set forth in the governing escrow agreement. The company has now received the requisite proxies evidencing stockholder approval of the issuance or potential issuance of shares of the Company’s common stock under the terms of the junior preferred stock that, in the aggregate, equal or exceed 20% of the shares of the Company’s common stock outstanding as of the first closing of the private placement on June 18, 2007 and has satisfied the other conditions set forth in the escrow agreement. Accordingly, the escrowed funds (net of transaction fees and expenses) have been released to the company and the escrowed shares of the junior preferred stock have been released to the investors in the private placement. The company will use the net proceeds of approximately $31.2 million for working capital and general corporate purposes, including funding ongoing development costs.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the company, nor shall there be any sale of any securities of the company in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

5847 San Felipe, Suite 4300

Houston, Texas 77057

Phone: 713-458-1100

Fax: 713-781-6593

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006 and other filings with the

Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.